Exhibit 99.4

Execution copy

SECURITIES PURCHASE AGREEMENT

This Agreement (the “Agreement”) is entered into as of this 22nd day of July, 2024 (the “Effective Date”) by and among David Elliot Lazar, whose address is 30B, Tower 200 The Towers, Winston Churchill, San Francisco, Paitilla, Panama City, Panama 07196 (“Seller”), and Yihucha Technology Co., Ltd., whose address is at Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola VG1110, British Virgin Islands (“Purchaser”). Seller and Purchaser may be referred to herein as the “Parties” and each of them separately as a “Party”.

WHEREAS, Seller, a director of Minim, Inc., a Delaware corporation (the “Issuer” and, together with its subsidiaries, the “Group”), is (or will be at the Closing, as defined herein) the holder of (i) 627,187 shares of Common Stock, par value $0.01 per share (the “Sold Common Stock”), (ii) 2,000,000 shares of Series A Convertible Preferred Stock, $0.001 par value per share (the “Preferred Securities”) of the Issuer and (iii) warrants to purchase up to an additional 2,800,000 shares of Common Stock, with an exercise price equal to $1.00 per share, subject to adjustment therein (the “Warrants”, and together with the Sold Common Stock and the Preferred Securities, as well as any shares of Common Stock of the Issuer into which the Preferred Securities may be converted, the “Securities”) of the Issuer; and

WHEREAS, the Purchaser proposes to purchase and the Seller proposes to sell all of his interest and rights in the Securities, so that Purchaser at Closing, on an as-converted basis, shall own approximately sixty-four percent (64%) of the issued and outstanding common stock of the Issuer on a fully diluted basis, as well as all of the Seller’s right, title and interest in that certain Securities Purchase Agreement dated as of January 23, 2024 between Seller and Issuer, pursuant to which, inter alia, the Seller has acquired the Securities (the “Series A SPA”; and together with the Securities, the “Sold Assets”), all pursuant to this Agreement,

NOW, THEREFORE, in consideration of these premises and the mutual agreements contained in this Agreement, the Parties agree as follows:

1. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, Seller shall place the Securities, with medallion guarantee indemnity (or substantial equivalent thereto), with McMurdo Law Group, LLC (the “Escrow Agent”), upon execution hereof, in order to sell, assign, transfer, convey, and deliver to Purchaser, the Securities and any and all rights in the Sold Assets to which Seller is entitled, and by doing so Seller shall be deemed to have assigned all of his right, title and interest in and to the Sold Assets to Purchaser, assuming the Purchase Price is paid in accordance with this Agreement. Such sale of the Securities shall be evidenced by book entry statements thereof or stock certificates, duly endorsed in blank or accompanied by stock powers duly executed in blank or other instruments of transfer in form and substance reasonably satisfactory to the Issuer and Purchaser (the “Stock Transfer Documents”), and a duly executed deed of assignment of the Series A SPA (the “Series A SPA Assignment”; and, together with the Stock Transfer Documents, the “Closing Transfer Documents”).

2. Consideration. In consideration for the sale of the Sold Assets, Purchaser shall deliver to Escrow Agent Five Million Six Hundred Thousand US Dollars (USD 5,600,000) (the “Purchase Price”).

3. Closing; Deliverables.

3.1 The Closing shall be held on or before August 1, 2024 (the “Closing”), subject to receipt by the Escrow Agent of the Closing Transfer Documents, or other instruments of transfer in form and substance reasonably satisfactory to Purchaser, including Exhibit A for the appointment of the designees of Purchaser to serve as directors of the Issuer.

3.2 At the Closing, Seller shall cause the Escrow Agent to deliver to Purchaser (1) evidence of Purchaser’s ownership of the Sold Assets, including (A) the documentation pursuant to which Seller received the Securities, (B) any documentary evidence of the due recordation in the Issuer’s share register of Purchaser’s full and unrestricted title to such Securities, (C) this Agreement duly executed by the Seller, (D) evidence of the appointment of Purchaser’s designee(s) as directors of the Issuer, (E) the Series A SPA Assignment duly executed by Seller, and (F) such other documents as may be required under applicable law or reasonably requested by Purchaser.

3.3 At the Closing, Purchaser shall cause the Escrow Agent to deliver the Purchase Price, minus $1,000,000 (the “Holdback”), to Seller, or its assignees, by wire transfer of immediately available funds to accounts designated by Seller, at which point the Sold Assets will be transferred to Purchaser. The Holdback will be held and released by the Escrow Agent in accordance with the escrow agreement entered into on or about the date hereof among Seller, Purchaser and the Escrow Agent, the form of which is attached hereto as Exhibit C.

4. Representations and Warranties of Seller. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

4.1 Authority. Seller has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. Subject to execution and delivery by Purchaser, this Agreement constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof, except as such enforcement may be affected by statutes of limitation; bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally; general principles of equity; and considerations of public policy.

4.2 Ownership.

(a) Seller is or will be at the Closing the sole record and beneficial owner of the Sold Assets, has or will have good and marketable title to the Sold Assets, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, and has or will have full legal right and power to sell, transfer and deliver the Sold Assets to Purchaser in accordance with this Agreement.

(b) “Encumbrances” means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. Upon the execution and delivery of this Agreement, Purchaser will receive good and marketable title to the Sold Assets, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations. There are no stockholders’ agreements, voting trusts, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Securities.

4.3 Valid Issuance. The Sold Assets are, or will at the Closing be, duly authorized, validly issued, fully paid and non-assessable, and were not and will not be issued in violation of any preemptive or similar rights.

4.4 No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which the Seller is a party or by which any of his assets is bound, or to which the Sold Assets are subject; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Seller or the Sold Assets.

4.5 No Consent. Except as required by applicable securities laws, no consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Seller of any of the transactions on its part contemplated under this Agreement.

4.6 No Other Interest. Neither the Seller nor any of his affiliates has any interest, direct or indirect, in any shares of capital stock or other equity in the Issuer, other than the Securities and 10,000 shares of common stock.

4.7 Capitalization. The authorized capital of the Issuer (the “Authorized Stock”), as of execution of this Agreement, consists of (i) 70,000,000 shares of common stock, par value $0.01, of which a total of 2,809,689 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, par value $0.001, of which a total of 2,000,000 shares are issued and outstanding. These shares have been duly authorized, issued, fully paid and nonassessable, free and clear of all liens, charges, pledges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions. No person, firm or corporation has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Issuer to issue any shares in its capital or to convert any securities of the Issuer or of any other company into shares in the capital of the Issuer. The capitalization table attached as Schedule 4.7 sets forth the complete and accurate capitalization of the Issuer immediately following the Closing, including without limitation: (x) all record and beneficial owners of all share capital or other equity interests of the Issuer (other than in respect of the shares in the public float, i.e., the unrestricted shares held by non-affiliates), and (y) details of any share or other incentive options granted. The purchase of the Securities pursuant to this Agreement will result in the Purchaser, as of the Closing, owning a 64% equity interest in the Issuer on a fully diluted basis.

4.8 Filings. The Issuer has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act of 1934, as amended (the “Reports”).

4.9 Reports. The Reports accurately reflect the corporate information of the Issuer. The Reports do not contain any misleading information or fail to include material information.

4.10 Nasdaq. The Issuer’s common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”). Other than the notice from Nasdaq indicating that the Issuer was not in compliance with the minimum stockholders’ equity requirement of at least $2,500,000 for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(1), the Issuer has received no other indications that it would not be listed on Nasdaq. Purchaser will have the opportunity to restore compliance with this requirement.

4.11 Delisting. Seller expects that the Issuer will have the opportunity to retain its Nasdaq listing by providing the applicable plans and/or actions to the Nasdaq Hearing Board. In the event, despite Purchaser’s best efforts, the Issuer is delisted, and Nasdaq explicitly takes the position that nothing the Issuer could have done, including retaining any or all of the current directors of the Issuer or injecting sufficient additional equity, following the Closing would have prevented such delisting, Seller shall be deemed to have breached this representation.

4.12 Anti-Dilution Rights. Other than as part of the Securities, the Issuer is not a party to or bound by any agreement or understanding granting anti-dilution rights to any person with respect to any of its equity or debt securities; no person has a right to purchase or acquire or receive any equity or debt security of the Issuer.

4.13 Further Assistance. The Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

4.14 Litigation. There are no actions, suits, proceedings, judgments, claims or investigations pending or threatened in writing by or against the Issuer or affecting the Issuer or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. To the knowledge of the Seller after due and careful inquiry, there is no default on the part of the Issuer with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which would result in the discovery of such default.

4.15 Liabilities. Other than as disclosed in the Reports, there are no trade payables, accrued expenses, liabilities, taxes, obligations or commitments which the Issuer would be required to accrue or reflect in its financial statements pursuant to GAAP.

4.16 Tax Returns. The Issuer has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each such income tax return reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial. In addition, to the knowledge of the Seller after due and careful inquiry, all such tax returns are correct and complete in all material respects. All taxes of the Issuer which are (i) shown as due on such tax returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid. There are no liens for any taxes upon the assets of the Issuer, other than statutory liens for taxes not yet due and payable. To the knowledge of the Seller after due and careful inquiry, there are no proposed or threatened tax claims or assessments.

4.17 Books and Records. The books and records, financial and otherwise, of the Issuer are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

4.18 Financial Statements. To the knowledge of the Seller after due and careful inquiry, each of the Issuer’s financial statements included in the Reports has been prepared according to United States generally accepted accounting principles, as amended from time to time (“US GAAP”). Such financial statements fairly present, in all material respects, the financial condition and results of operations of the Issuer and its consolidated subsidiaries, if any, as of the times and for the periods referred to therein, and there are no off-balance sheet arrangements to which the Issuer or any of its subsidiaries is a party.

4.19 Undisclosed Liabilities. There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Group, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with US GAAP, other than Liabilities reflected or reserved against in the financial statements (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

4.20 Absence of Material Adverse Effect. Since the date of the Issuer’s latest audited financial statements filed with the Securities and Exchange Commission pursuant to the Exchange Act on Form 10-K, there has been no development which, individually or in the aggregate with any one or more other developments, would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Group.

4.21 Full Disclosure. To the knowledge of the Seller after due and careful inquiry, no representation or warranty of the Seller to Purchaser in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Seller that has specific application to the Securities or the Issuer that materially adversely affects or, as far as can be reasonably foreseen, materially threatens the Securities or the Issuer that has not been set forth in this Agreement.

4.22 Affiliate Status. The Seller is an “affiliate,” as defined in Rule 144(a), promulgated under Section 4(a)(1) of the Securities Act of 1933.

4.23 Employees, Directors and Officers. The Issuer and the Seller have not entered into any employment or independent contractor agreements with any individuals or entities, or any option agreements or warrants, grants or promises for the issuance of the Authorized Stock, except as otherwise set forth in Schedule 4.23. The provisions of any such agreements, warrants, grants or promises have been waived in writing by the counterparties to the extent necessary to ensure that the percentage equity interest referenced in the last sentence of Section 4.7 will not be diminished by such agreements, warrants, grants or promises.

4.24 Board of Directors. On the date of the Closing, Purchaser will receive the resignations of any or all of the current members of the board of directors of the Issuer, as Purchaser may request at that time, and the board shall comprise or include (as specified by Purchaser) those individuals designated by Purchaser in accordance with Section 6.2.

5. Representations and Warranties of Purchaser. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants to Seller as follows:

5.1 Authority. Purchaser has the right, power, corporate authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. Subject to execution and delivery by Seller, this Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof, except as such enforcement may be affected by statutes of limitation; bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally; general principles of equity; and considerations of public policy.

5.2 No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by Purchaser of any of the transactions on its part contemplated under this Agreement.

5.3 No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of, (i) any instrument, contract or agreement to which Purchaser is a party or by which it is bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Purchaser.

5.4 Potential Loss of Investment. Purchaser understands that an investment in the Sold Assets is a speculative investment which involves a high degree of risk and the potential loss of its entire investment.

5.5 Receipt of Information. Purchaser has received all documents, records, books and other information pertaining to its investment that has been requested by Purchaser. Purchaser has reviewed all the publicly available information regarding the Issuer, prior to such date, which can be located on sec.gov, or otherwise distributed to the public in compliance with Regulation FD, and the State of Delaware Secretary of the State web site.

5.6 No Advertising. At no time was Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

5.7 Investment Experience. Purchaser (either by itself or with its advisors) is (i) experienced in making investments of the kind described in this Agreement, (ii) able, by reason of the business and financial experience of its directors and officers, to protect its own interests in connection with the transactions described in this Agreement, (iii) able to afford the entire loss of its investment in the Securities, and (iv) a qualified “accredited investor.”

5.8 Investment Purposes. Purchaser is acquiring the restricted Securities for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part, and no other person has a direct or indirect beneficial interest in the amount of restricted Securities Purchaser is acquiring herein. Further, Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the restricted Securities Purchaser is acquiring.

5.9 Restrictive Legends. The Purchaser acknowledges that the Securities (including any common stock of the Issuer into which the Series A may be converted) were and will be issued pursuant to exemptions from registration under the Securities Act, and are also deemed to be “control securities”, and shall each bear legends stating that transfer of those Securities is restricted, substantially as follows:

THIS SECURITY AND ANY SECURITIES ISSUABLE UPON CONVERSION/EXERCISE OF THIS SECURITY ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THIS SECURITY AND ANY SECURITIES ISSUABLE UPON CONVERSION/EXERCISE OF THIS SECURITY IS PROHIBITED, EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

5.10 Stockholders’ (Deficit) Equity Deficiency. Purchaser is aware of the Issuer’s stockholders (deficit) equity deficiency disclosed in this Agreement.

5.11 Flow of Funds. Purchaser has reviewed the Issuer’s anticipated flow of funds set out in Schedule 5.11 hereto.

6. Covenants.

6.1 Stockholders’ (Deficit) Equity Deficiency. If applicable, Seller undertakes to cause the Issuer to submit a plan to Nasdaq related to curing the Issuer’s stockholders (deficit) equity deficiency and request a hearing in front of the panel of Nasdaq related to the plan to cure such deficiency.

6.2 Directors. At and after the Closing, the Parties shall take all necessary actions to ensure that, until successors are duly elected or appointed and qualified in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the organizational documents of the Issuer, subject to applicable Nasdaq or SEC rules and requirements, including those relating to the number of independent directors, the board of directors of the Issuer from the Closing shall comprise or include (as specified by Purchaser) any or all of the individuals designated by Purchaser in writing, delivered to Seller, at least three business days in advance of the Closing for the Nominating Committee’s review.

6.3 Reports. The Seller shall use his best efforts to assist, and to arrange for current employees and consultants to assist, the Issuer to file its next required Report, as well as any Reports that may be required in relation to the purchase contemplated by this Agreement. (For the avoidance of doubt, nothing in this Section 6.3 shall be construed as requiring the Seller to pay any current employees or consultants to provide such assistance.)

7. Indemnification.

7.1 Indemnification relating to Agreement. Seller and Purchaser shall indemnify and hold harmless the other Party and such Party’s agents, beneficiaries, affiliates, representatives, successors and assigns (collectively, the “Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, or breach of any of the representations and warranties of such Party in this Agreement, or any actions, omissions or statements of fact inconsistent with, in any material respect, any such representation or warranty, as limited by the knowledge qualifier(s) applicable thereto, and (b) any failure by such Party to perform or comply with any agreement, covenant or obligation in this Agreement.

7.2 Indemnification relating to Business.

(i) Seller shall indemnify and hold harmless Purchaser and its agents, beneficiaries, affiliates, representatives, and successors and assigns (the “Indemnified Purchaser Parties”) against any Losses arising from third-party claims against Purchaser or the Group relating to the period prior to the Closing. Notwithstanding anything to the contrary contained in this Agreement, where there has been a breach of Section 4.18 or where any Liabilities of the Group relating to the period prior to the Closing are borne by the Group or an Indemnified Purchaser Party after the Closing, then Seller shall be liable for the related Loss with a cap on the liability up to the Purchase Price.

(ii) Purchaser shall first make commercially reasonable efforts to recover such Losses (directly or on behalf of the Issuer) from any third parties (not to include the Issuer) who might reasonably be liable to Purchaser or the Issuer for such Losses, before seeking to recover from the Holdback in the Escrow Account and shall then first seek recovery from the Holdback before seeking further recovery from Seller.

8. Miscellaneous.

8.1 Survival. All representations, warranties, covenants and agreements of the Parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations.

8.2 Further Assurances. From time to time, whether at or following the Closing, each Party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

8.3 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if sent through an express delivery service, the day shown by such delivery service that the notice was delivered or, in the absence of such notice, four days after being so sent to the respective addresses of the Parties as indicated on the signature page hereto, and (c) if by email, on the day the email is sent (provided the sender receives no automatically generated notice of non-delivery). Either Party may change the address or email address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.4 Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. Each of the Parties agrees to submit to the jurisdiction of the federal courts located in the Borough of Manhattan in New York City in any actions or proceedings arising out of or relating to this Agreement. Each of the Parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such Party as set forth in Section 8.2 above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

8.5 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the Parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the Parties which is not expressly embodied in this Agreement.

8.6 Assignment. Each Party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other Parties’ prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

8.7 Amendments. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties.

8.8 Waivers. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either Party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

8.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.11 Interpretation. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a Party on the ground that such Party drafted or was more responsible for the drafting of any such provisions. The Parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

8.12 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the interpretation of the Agreement or the rights of the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

David Elliot Lazar

/s/ David Elliot Lazar

Address for notices: 30B, Tower 200 The Towers Winston Churchill San Francisco, Paitilla Panama City 07196 Panama david@activistinvestingllc.com

Yihucha Technology Co., Ltd.

By:	/s/ Lijun Chen
Name:	Lijun Chen
Title:	Director

Address for notices: Aegis Chambers 1st Floor, Ellen Skelton Building 3076 Sir Francis Drake’s Highway Road Town Tortola VG1110 British Virgin Islands yihuchaltd@outlook.com

EXHIBIT A

DIRECTOR APPOINTMENTS

A-1

EXHIBIT B

ESCROW AGREEMENT

B-1

SCHEDULE 4.7

CAPITALIZATION SPREADSHEET

Sch. 4.7-1

SCHEDULE 4.23

EMPLOYMENT AND CONSULTANT AGREEMENTS

Please see data room for all agreements.

Sch. 4.23-1

SCHEDULE 5.11

FLOW OF EXISTING ISSUER FUNDS

Sch. 5.11-1